ASSET PURCHASE AGREEMENT
BETWEEN
BRP COMPANY, INC. (a North Carolina corporation)

and

544 Haywood Rd, LLC (a North Carolina limited liability company)
(the “Buyers”)
and
BLUE RIDGE PRINTING CO., INC. (a North Carolina corporation)
and

CHMP LEASING, INC. (a West Virginia corporation)
(collectively the “Seller”)
and
CHAMPION INDUSTRIES, INC. (a West Virginia corporation)
(the “Shareholder”)
Dated as of June 24, 2013

ARTICLE I

DEFINITIONS AND CONSTRUCTION
1.1	Definitions	_
1.2	Construction	_
ARTICLE II

PURCHASE, TERMS OF PAYMENT AND CLOSING
2.1	Purchase and Sale of Assets	_
2.2	Purchased Assets	_
2.3	Excluded Assets	_
2.4	Procedures for Non-Transferable Assets	_
2.5	Assumed Liabilities	_
2.6	Excluded Liabilities	_
2.7	Purchase Price	_
2.8	Manner of Payment	_
2.9	Closing	_
2.10	Closing Obligations	_
2.11	Purchase Price Allocation	_
2.12	Real Property and Other Expenses; Proration	_
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
3.1	Organization; Good Standing	_
3.2	Authority; Enforceability	_
3.3	Consents and Approvals; No Violation	_
3.4	Books and Records	_
3.5	Financial Statements	_
3.6	Undisclosed Liabilities	_
3.7	Absence of Certain Changes or Events	_
3.8	Taxes and Tax Returns	_
3.9	Litigation	_
3.10	Governmental Authorizations	_
3.11	Compliance with Laws and Governmental Authorizations	_
3.12	Environmental Matters	_
3.13	Employee Benefit Plans; ERISA	_
3.14	Employees; Labor Matters	_
3.15	Assets	_
3.16	Real Property	_
3.17	Inventory	_
3.18	Property Rights	_
3.19	Insurance	_
3.20	Brokers	_
3.21	Full Disclosure	_

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ARTICLE IV

[RESERVED]
ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER
5.1	Organization	_
5.2	Authority; Enforceability	_
5.3	Consents and Approvals; No Violation	_
5.4	Litigation	_
5.5	Brokers	_
ARTICLE VI

COVENANTS AND AGREEMENTS
6.1	Access to Information	_
6.2	Confidentiality	_
6.3	Operation of the Business of the Seller	_
6.4	Approvals and Consents	_
6.5	Efforts to Satisfy Closing Conditions	_
6.6	Notification	_
6.7	Employees	_
6.8	Lien Searches	_
6.9	Exclusivity	_
6.10	Blue Ridge Printing’s Corporate Name	_

ARTICLE VII

CLOSING CONDITIONS
7.1	Mutual Conditions	_
7.2	Buyer’s Conditions	_
7.3	Seller’s Conditions	_

ii

ARTICLE VIII

INDEMNIFICATION
8.1	Survival; Knowledge	_
8.2	Seller’s Agreement to Indemnify	_
8.3	Buyer’s Agreement to Indemnify	_
8.4	Limitations on Seller’s Indemnity	_
8.5	Limitations on Buyer’s Indemnity	_
8.6	Procedure for Indemnification – Third-Party Claims	_
8.7	Alleged Breaches	_
8.8	Indemnification Procedure – Direct Claims	_
8.9	Interest	_
8.10	Remedies Not Exclusive	_
ARTICLE IX

TERMINATION
9.1	Termination	_
9.2	Procedure and Effect of Termination	_
ARTICLE X

GENERAL PROVISIONS
10.1	Expenses_	_
10.2	Amendment and Modification	_
10.3	Waiver of Compliance; Consents	_
10.4	[RESERVED]	_
10.5	Notices	_
10.6	Publicity	_
10.7	Assignment; No Third-Party Rights	_
10.8	Governing Law	_
10.9	Jurisdiction; Service of Process	_
10.10	Further Assurances; Records	_
10.11	Severability	_
10.12	Construction	_
10.13	Disclosure Schedule	_
10.14	Time of Essence	_
10.15	Counterparts	_
10.16	Entire Agreement	_

iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement, dated as of June 24, 2013, is between BRP Company, Inc., a North Carolina corporation (“BRP”) and 544 Haywood Rd, LLC, a North Carolina limited liability company (“544 Haywood Rd”) (collectively, the “Buyers” and each of BRP and 544 Haywood Rd, individually, a “Buyer”); and Blue Ridge Printing Co., Inc., a North Carolina corporation (“Blue Ridge Printing”), CHMP Leasing, Inc., a West Virginia corporation (“Leasing” and collectively with Blue Ridge Printing, the “Seller,”), and Champion Industries, Inc., a West Virginia corporation and the sole shareholder of Blue Ridge Printing and Leasing (the “Shareholder”).
Background Statement
Blue Ridge Printing is engaged in the business of commercial printing solutions, featuring Quad Raster, six color offset, lithography and foil stamping, in Asheville, North Carolina (the “Printing Business”). The operation of the Printing Business and the ownership of the fleet of vehicles by Leasing that are leased to Blue Ridge Printing shall be referred to in this Agreement as the “Business.”
The Seller desire to sell, and the Buyers desire to purchase, substantially all of the assets of the Seller related to the Business of Blue Ridge Printing, for the consideration and on the terms set forth herein.
Statement of Agreement
The parties agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
1.1 Definitions. Capitalized terms used in this Agreement have the meanings given to them in Appendix 1.
1.2 Construction.
(a) The article and section headings contained in this Agreement are solely for the purpose of reference and convenience, are not part of the agreement of the parties, and shall not in any way limit, modify or otherwise affect the meaning or interpretation of this Agreement.
(b) References to “Sections” or “Articles” refer to corresponding Sections or Articles of this Agreement unless otherwise specified.
(c) Unless the context requires otherwise, the words “include,” “including” and variations thereof mean without limitation, the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear, and any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.
(d) Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders.
(e) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
(f) Currency amounts referenced herein are in U.S. Dollars.
(g) References to a number of days refer to calendar days unless Business Days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
PURCHASE, TERMS OF PAYMENT AND CLOSING
2.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, the Seller shall sell, convey, assign, transfer and deliver to the Buyers, and the Buyers shall purchase, acquire and accept from the Seller, all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens, in exchange for payment of the Purchase Price.
2.2 Purchased Assets. For purposes of this Agreement, the term “Purchased Assets” means all of the assets, rights and properties owned, used or useable by Blue Ridge Printing, and all of such Blue Ridge Printing’s rights therein, including, without limitation, the following assets, rights and properties, but excluding the Excluded Assets:
(a) all Fixed Assets of Blue Ridge Printing and the vehicles owned by Leasing that are identified in Schedule 2.2(a), attached hereto and incorporated herein by reference, (the “Purchased Fixed Assets”);
(b) all Real Property of Blue Ridge Printing (the “Purchased Real Property”);
(c) all Improvements of the Purchased Real Property;
(d) all Inventories of Blue Ridge Printing (the “Purchased Inventories”);
(e) all Governmental Authorizations held or owned by or issued or made available to Blue Ridge Printing (the “Purchased Governmental Authorizations”) and all pending applications therefor or renewals thereof, to the extent transferable;
(f) all Proprietary Rights of Blue Ridge Printing, all telephone, telecopy, domain names, and e-mail addresses and listings of Blue Ridge Printing, including without limitation, those that are identified in Schedule 2.2(f), attached hereto and incorporated herein by reference (the “Purchased Proprietary Rights”);
(g) all Software of Blue Ridge Printing, including without limitation those that are identified in Disclosure Schedule 2.2(g)(i), attached hereto and incorporated herein by reference but excluding those that are identified in Disclosure Schedule 2.2(g)(ii) attached hereto and incorporated herein by reference (the “Purchased Software”);
(h) all files, records, documents, data, plans, proposals and all other recorded knowledge of Blue Ridge Printing, including customer lists and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, feasibility studies, marketing studies or reports, other studies, other reports, correspondence and other similar documents and records, whether in written, electronic, visual or other form, and, subject to Legal Requirements, copies of all personnel and other records of Blue Ridge Printing that are described in Section 2.3(d);
(i) all rights of Blue Ridge Printing relating to deposits and prepaid expenses shown on Section 2.2(i) of the Disclosure Schedule and such other deposits, if any of the same or similar type made by Blue Ridge Printing in the Ordinary Course between the date hereof and the Closing Date (the “Deposits”), claims for refunds and rights of offset;

(j) all insurance benefits of Seller, including rights and proceeds, arising from, in connection with or relating to the Purchased Assets;
(k) all claims and rights of Blue Ridge Printing in connection with or relating to the Business, including, without limitation, all claims and rights of Blue Ridge Printing against third parties relating to the Business, whether choate or inchoate, known or unknown, contingent or noncontingent;
(l) the Business as a going concern and all of the goodwill associated with the Business; and
(m) all Account Receivables of Blue Ridge Printing.
2.3 Excluded Assets. The Purchased Assets shall not include any of the following assets, rights and properties of Seller (the “Excluded Assets”), all of which are excluded from the Purchased Assets and shall be retained by Seller:
(a) all cash, cash equivalents and short-term investments of Blue Ridge Printing;
(b) all claims and rights of Blue Ridge Printing to federal, state, local and foreign Tax refunds, Tax refund claims, Tax credits and Tax deposits, but in each case only to the extent such refunds, claims, credits or deposits relate directly to a period ending at or prior to Closing;
(c) all corporate seals, corporate minute books, stock records and Tax Returns of Blue Ridge Printing;
(d) all records of Blue Ridge Printing that Blue Ridge Printing, pursuant to applicable Legal Requirements, is required to retain in its possession;
(e) all insurance policies of Blue Ridge Printing and all of Blue Ridge Printing’s rights thereunder (except to the extent specified in Sections 2.2(j) and 2.2(k));
(f) all Governmental Authorizations of Blue Ridge Printing, to the extent not transferable under applicable Legal Requirements;
(g) all assets and rights of Blue Ridge Printing in and with respect to the Plans and Other Benefit Obligations of Blue Ridge Printing;
(h) all shares of capital stock of Blue Ridge Printing held by Blue Ridge Printing in treasury.
(i) all of Leasing’s assets, excluding those listed in Sections 2.2(a), (j), (k) or (l).

2.4 Procedures for Non-Transferable Assets. If any property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable Legal Requirements without the consent of some other party or parties, the Seller shall use Commercially Reasonable Efforts to obtain such consents prior to the Closing Date. If any such consents cannot be obtained prior to Closing, the Buyers may (a) in the exercise of their sole discretion waive such requirement as a condition to Closing, and in such event, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and the Buyers shall not assume the obligations of the Seller with respect thereto, or (b) terminate this Agreement to the extent permitted by Section 9.1(c). In the event the Buyers elect to proceed pursuant to subsection (a) of the preceding sentence, then following the Closing, the Seller shall (a) use Commercially Reasonable Efforts to obtain, as soon as possible after the Closing Date, any consents requested by the Buyer that were not previously obtained and (b) assign such property or rights included in the Purchased Assets to the Buyer on the effective date for any such consent obtained. With respect to any property or right included in the Purchased Assets for which a necessary consent has not been obtained as of the Closing Date, if requested by the Buyers, the Seller shall enter into any reasonable arrangement with the Buyers that is designed to give the Buyers the practical benefits of such property or right, without any additional cost to the Buyers.
2.5 Assumed Liabilities. As of the Effective Time, on the Closing Date, the Buyers shall assume, and shall thereafter timely pay and perform, the following obligations and liabilities of the Seller (the “Assumed Liabilities”):
(a) any outstanding trade account payable of Blue Ridge Printing with respect to Blue Ridge Printing’s business (other than any trade account payable to the Shareholders or a related person of Blue Ridge Printing or the Shareholder) at the close of business on the day preceding the Closing (the “Assumed Trade Accounts”);

(b) all accrued and unpaid vacation pay earned by employees of Blue Ridge Printing or the Shareholder employed exclusively in Blue Ridge Printing’s business as currently conducted who receive an offer of employment “at will” on the Closing Date from Buyers and accept such offer (the “Employees”) through the close of business on the day of the Closing (the “Assumed Vacation Earned”); and
(c) all amounts due as of the Closing Date by Blue Ridge Printing and Shareholder to vendors and employees on account of obligations incurred in the Ordinary Course of the Business, except obligations which are either contested, are a trade account payable not included under Section 2.5(a), or are accrued and unpaid vacation pay not included under Section 2.5(b) (the “Assumed Accounts Payable”).
2.6 Excluded Liabilities.
(a) Neither the Buyers nor any Affiliate of each Buyer shall assume, take subject to or be liable for any liabilities or obligations of any kind or nature other than the Assumed Liabilities, whether absolute, contingent, accrued, known or unknown, of the Business, any of the Seller or any Affiliate of Seller (the “Excluded Liabilities”).
(b) Without limiting the generality of Section 2.6(a) and excepting the Assumed Liabilities listed in Section 2.5, the Excluded Liabilities shall include any liabilities or obligations of the Seller or the Shareholder or any Affiliate of Seller or the Shareholder incurred, arising from or out of, in connection with or relating to:
(i) any claims made by or against the Seller or the Shareholder or any Affiliate of Seller or the Shareholder, whether before or after the Closing Date, that arise out of events prior to the Closing Date, including any and all liabilities or obligations relating to investigations by any Governmental Authority;
(ii) any Taxes, including any Taxes arising by reason of the transactions contemplated herein;
(iii) any liabilities or obligations under a Contract;
(iv) Environmental Laws or environmental liability related to Real Property;
(v) any Plans or Other Benefit Obligations;
(vi) any employment, severance, retention or termination agreement with any employee;
(vii) any employee grievance;
(viii) any obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent;
(ix) any obligation to distribute to any shareholder or otherwise to apply all or any part of the consideration received hereunder;
(x) any Proceeding pending as of the Effective Time or any Proceeding commenced after the Effective Time that arises out of or relates to any occurrence or event happening prior to the Effective Time;
(xi) any compliance or noncompliance with any Legal Requirement of any Governmental Authority;
(xii) any credit facility or any security interest related thereto, including but not limited to the credit facility provided to the Seller by Fifth Third Bank and the related security interest pledged by the Seller to Fifth Third Bank;
(xiii) any fees and expenses in connection with the transactions contemplated hereby;
(xiv) any obligation to any shareholder or former shareholder;
(xv) any obligation relating to the Excluded Assets; and
(xvi) any obligation of any Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby.

2.7 Purchase Price. In consideration of the sale of the Purchased Assets, at the Closing and subject to the conditions contained herein, the Buyers shall pay an aggregate amount (the “Purchase Price”) equal to One Million Thirteen Thousand and no/100ths Dollars ($1,013,000.00) (subject to adjustment as described below). The value of net Accounts Receivable as of the close of business on the Closing Date in excess of the value of the Assumed Liabilities as of the close of Business on the Closing Date (the "Net Liquidity Value") shall be determined and agreed to in good faith from the books and records of Blue Ridge Printing and Buyers by Buyers, Blue Ridge Printing and Shareholder as promptly as practicable after Closing, but in no event later than 45 days after Closing. If the amount of the Net Liquidity Value is positive, the amount of Net Liquidity Value shall be promptly paid by Buyers to Blue Ridge Printing and Shareholder. If the amount of the Net Liquidity Value is negative the amount of Net Liquidity Value shall be promptly paid by Blue Ridge Printing and Shareholder to Buyers. If the Buyers and Seller are unable to agree on the Net Liquidity Value as of Closing and/or the settlement thereof, their disagreement shall be submitted to an Arbitrator pursuant to the provisions of Section 8.8 of this Agreement.
2.8 Manner of Payment. The Purchase Price as provided in Section 2.7 above, before adjustment as described above for the Net Liquidity Value at Closing, but subject to the conditions contained in Section 2.12 below and Seller’s payment of applicable filing fees for termination of any financing statements with respect to the Purchased Assets, shall be paid by Buyers to the Seller as follows:
on the Closing Date by wire transfer of immediately available funds to an account at Fifth Third Bank as Administrative Agent (“Agent”) for those secured lenders under that certain First Amended and Restated Credit Agreement dated as of October 19, 2012, as amended by First Limited Forbearance and Waiver Agreement and First Amendment to Amended and Restated Credit Agreement dated as of May 31, 2013 in the name of the Agent, as designated by Seller or Shareholder.
2.9 Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets shall take place at the offices of McGuire, Wood, & Bissette, P.A., in Asheville, North Carolina, beginning at 10:00 a.m., local time, on June 24, 2013. The Closing shall be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”) and all actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously at the Effective Time. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
2.10 Closing Obligations. At the Closing:
(a) The Seller shall deliver to the Buyers:
(i) a bill of sale substantially in the form of Schedule 2.10(a)(i) attached hereto (the “Bill of Sale”) executed by Seller, conveying the Purchased Assets constituting personal property to BRP ;
(ii) general warranty deeds in form and substance reasonably satisfactory to the Buyers (the “Deeds”) executed by Blue Ridge Printing, conveying to the 544 Haywood Rd, LLC fee simple title to the Purchased Real Property, without any exceptions other than Permitted Liens, and the following related documents:
(A) an affidavit from Blue Ridge Printing stating that such Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980, in form and substance reasonably satisfactory to the Buyer and otherwise in compliance with the Code;
(B) standard affidavits and indemnities from Blue Ridge Printing regarding mechanics’ liens and parties in possession addressed to and in form and substance reasonably acceptable to a title insurance company satisfactory to the Buyer (the “Title Insurer”) such that the Title Insurer will issue to the Buyer the Title Policies without exception for mechanics’ liens or the rights of parties in possession;
(C) Forms 1099 to be filed with the Internal Revenue Service, and other documents, affidavits and filings required under applicable Legal Requirements with respect to Real Property transfers; and
(D) such evidence regarding the legal existence and good standing of Seller, and the authority of Seller to execute and deliver the Deeds, as the Title Insurer may reasonably request; and
(iii) A copy of Articles of Amendment prepared by Buyers’ counsel and executed by Blue Ridge Printing for purposes of amending Blue Ridge Printing’s Articles of Incorporation to change Blue Ridge Printing’s corporate name to a corporate name other than its current name and all derivations thereof for filing by the Seller with the Department of Secretary of State, State of North Carolina, promptly after the Closing Date; and
(iv) Upon Buyers’ direction, Seller shall initiate the internet domain transfer process by instructing Buyers’ intended new registrar to request the transfer, so that the domain “www.brprinting.com” will come to reside at said new registrar, and both Buyers and Seller shall take all additional necessary steps in order to effectuate the registrar change and registrant name change in a timely manner.
(b) The Buyer shall deliver to the Seller the payments to be paid to the Seller pursuant to Section 2.8.

(c) At such time as Buyers reasonably request after Closing, the parties shall authorize CRC (i) to redirect information that is being sent to Shareholder’s CRC system for Blue Ridge Printing to Buyers’ CRC system and (ii) to migrate any information for Blue Ridge Printing that is not in Buyer’s CRC system from Shareholder’s CRC system to Buyers’ CRC system, and until such time as CRC has migrated a copy of all Blue Ridge Printing data from Shareholder’s CRC system to Buyers’ CRC system, Shareholder shall provide Buyers with the level of access to such data that is necessary to conduct Buyers’ business consistent with past practice.
2.11 Purchase Price Allocation. An amount equal to the Purchase Price shall be allocated among the Purchased Assets to comply with the requirements of Section 1060 of the Code. Based on this allocation, the Seller and the Buyers agree prepare and deliver IRS Forms 8594, in accordance with Schedule 2.11, hereto and incorporated herein by reference, and agree not to take any position inconsistent therewith before any Governmental Authority charged with the collection of any Tax or in any other Proceeding. Buyers shall prepare and deliver IRS Forms 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS.
2.12 Real Property and Other Expenses; Proration.
(a) The Seller shall pay (i) all applicable Taxes on the Deeds conveying the Purchased Real Property to the Buyers or otherwise due upon transfer of the Purchased Real Property to the Buyer and (ii) any sales or use Taxes arising out of the transactions contemplated herein. The Buyer shall pay any recording fees for recording the Deeds conveying the Purchased Real Property to the Buyer, and the cost of the Title Policies and any surveys obtained by the Buyer.
(b) The Seller shall be responsible for, and as of the Closing shall have paid, all ad valorem Taxes on the Purchased Assets levied in years prior to the year in which the Closing occurs.
(c) All ad valorem Taxes on the Purchased Assets for the year in which the Closing occurs shall be prorated per diem on a calendar-year basis. The Seller shall be responsible for the prorated amount of such Taxes up to and including the Closing Date. The Buyer shall be responsible for the prorated amount of such Taxes after the Closing Date. If any ad valorem Taxes on the Purchased Assets are not due until after the Closing Date, the Buyers shall assume the responsibility of paying the Taxes when the Tax bills are submitted and, at the Closing, the Seller shall remit to the Buyers the prorated amount of such Taxes up to and including the Closing Date. If the amount of any such Taxes is not known as of the Closing Date, the proration of such Taxes shall be based on the Tax bills for the immediately preceding year for which such Tax was paid or payable. If, based on actual Tax bills for the year in which the Closing occurs, (x) it is determined that the Seller has paid to the Buyers pursuant to this Section 2.12(c) an aggregate amount that is greater than the aggregate amount of the ad valorem Taxes for which the Seller is responsible pursuant to this Section 2.12(c), the Buyers shall refund to the Seller the amount of such excess, plus interest thereon, computed at the Prime Rate, from the Closing Date until the date of payment, within 15 days after the amount of such excess is known, or (y) it is determined that the Seller has paid to the Buyers pursuant to this Section 2.12(c) an aggregate amount that is less than the aggregate amount of the ad valorem Taxes for which the Seller is responsible pursuant to this Section 2.12(c), the Seller shall remit to the Buyers the amount of such deficiency, plus interest thereon, computed at the Prime Rate, from the Closing Date until the date of payment, within 15 days after the amount of such deficiency is known.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller and Shareholder represent and warrant to the Buyers that:
3.1 Organization; Good Standing.
(a) Each of Seller and Shareholder is a corporation, duly organized, validly existing and in good standing under the laws of North Carolina or West Virginia, as appropriate. Seller and Shareholder has full corporate power and authority to own or use the Purchased Assets and to conduct its business as presently conducted. No Seller nor Shareholder is required to be qualified to do business as a foreign entity in any other jurisdiction, and no other jurisdiction has given notice to the Seller or Shareholder indicating that the Seller or Shareholder should be qualified in any other jurisdiction.
(b) Each of Seller and Shareholder has delivered to the Buyers accurate and complete copies of the articles of incorporation and bylaws of such Seller and Shareholder.
3.2 Authority; Enforceability. Seller and Shareholder has the absolute and unrestricted right, authority, power and capacity to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by such Seller and Shareholder in connection herewith (the certificates, documents and agreements to be executed by such Seller and Shareholder in connection with this Agreement, collectively, the “Seller Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller and Shareholder, and no other proceedings on the part of such Seller and Shareholder are necessary to authorize this Agreement or any Seller Document or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller and Shareholder and constitutes a legal, valid and binding obligation of such Seller and Shareholder, enforceable against it in accordance with its terms. Upon execution and delivery by Seller of the Seller Documents to be executed by such Seller, the Seller Documents shall constitute a legal, valid and binding obligation of such Seller, in each case enforceable against it in accordance with its terms.
3.3 Consents and Approvals; No Violation.
(a) No Governmental Authorization is required in connection with (i) the execution or delivery by the Seller or Shareholder of this Agreement or the Seller Documents, (ii) the performance of the Seller’s obligations under this Agreement or the Seller Documents or (iii) the consummation of the transactions contemplated hereby.
(b) Except as disclosed in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Seller Documents by the Seller or Shareholder nor the performance of the Seller’s obligations hereunder or thereunder nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):
(i) contravene, conflict with or result in any violation of any provision of the articles of incorporation, bylaws, articles of organization or operating agreement of any of the Seller or Shareholder, any resolution adopted by the board of directors, members or shareholders of any of the Seller or Shareholder or any agreement among shareholders or members of any of the Seller or Shareholder;
(ii) contravene, conflict with or result in a breach of any of the terms or provisions of, or give any Person a right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract of Seller;
(iii) result in the creation of any Lien upon any of the Purchased Assets;
(iv) contravene, conflict with, violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy (including revocation, withdrawal, suspension or modification of any Governmental Authorization) or obtain any relief under, any Legal Requirement applicable to any of the Seller;
(v) cause the Buyer to become subject to, or to become liable for the payment of, any Tax;
(vi) contravene, conflict with or violate the terms or requirements of, or result in any loss, or right of revocation, withdrawal, suspension, termination or modification of, any Purchased Governmental Authorization;
(vii) cause any of the Purchased Assets to be reassessed or revalued by any taxing authority or other Governmental Authority; or
(viii) otherwise require any of the Seller to give any notice to, or obtain any consent from, any Person.

3.4 Books and Records. The books of account and other records of Blue Ridge Printing, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices and Legal Requirements.
3.5 Financial Statements. Shareholder and Blue Ridge Printing have delivered to the Buyers the balance sheet of Blue Ridge Printing as of October 31, 2010, 2011 and 2012, and the related statements of operations for each of the fiscal years ending on such dates, Section 3.5 of the Disclosure Schedule contains an unaudited balance sheet of Blue Ridge Printing (the “Blue Ridge Printing Interim Balance Sheet”) as of April 30, 2013 (the “Balance Sheet Date”) and an unaudited statement of operations of Blue Ridge Printing for the six-month period ending on such date (collectively, the “Blue Ridge Printing Financial Statements”). The Blue Ridge Printing Financial Statements (i) present fairly, in all material respects, the financial position of Blue Ridge Printing and the results of its operations and cash flows as of the dates and for the periods referred to in the Blue Ridge Printing Financial Statements, were prepared in accordance with the books and records of Blue Ridge Printing on a consistent basis and are sufficient to permit preparation of the audited financial statements of Shareholder in accordance with GAAP, except as otherwise noted therein, subject, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect) and (ii) are consistent with the books and records of Blue Ridge Printing. The balance sheet of Shareholder as of October 31, 2010, 2011 and 2012, and the related consolidated statements of operations for each of the fiscal years ending on such dates, as well as the unaudited financial statements of Shareholder as of April 30, 2013 (collectively, the Shareholder Financial Statements) are available to Buyers at www.sec.gov. The Shareholder Financial Statements (i) present fairly, in all material respects, the consolidated financial position of Shareholder and the results of its consolidated operations and cash flows as of the dates and for the periods referred to in the Shareholder Financial Statements, all in accordance with GAAP consistently applied throughout the periods referred to in the Shareholder Financial Statements, subject, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect) and (ii) are consistent with the books and records of Shareholder.
3.6 Undisclosed Liabilities. To the Seller’s or Shareholder’s Knowledge, he Seller and Shareholder have no obligation or liability (whether known or unknown and whether absolute, contingent or otherwise), except liabilities and obligations that (i) are fully accrued or reserved against in the Shareholder Financial Statements; (ii) were incurred in the Ordinary Course and consistent with past practices and are of the same type and category as shown on the Shareholder Financial Statements; or (iii) are the Seller’s obligations under the Contracts of Seller, excluding liability for breaches thereof.
3.7 Absence of Certain Changes or Events. Except as disclosed on Section 3.7 of the Disclosure Schedule, since April 30, 2013, Seller and Shareholder have conducted its business only in the Ordinary Course and there has not been any:
(i) event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect;
(ii) change in such Seller’s authorized or issued capital stock or any declaration or payment of any dividend or other distribution in respect of shares of such Seller’s capital stock or membership interests;
(iii) amendment or modification to such Seller’s articles of incorporation, articles of organization, bylaws or operating agreement;
(iv) loss or damage (whether or not covered by insurance) affecting any of the Purchased Assets;
(v) sale (other than sales of Inventories in the Ordinary Course), lease or other disposition of any Purchased Asset or other property of such Seller or mortgage, pledge or imposition of any Lien on any Purchased Asset or other property of such Seller;
(vi) change in the accounting methods used by such Seller;
(vii) acquisition of assets by such Seller other than in the Ordinary Course;
(viii) the loss of any Purchased Proprietary Right as a result of the failure to make any filing with or pay any fee to any Governmental Authority; or
(ix) agreement, whether oral or written, by any of the Seller to do any of the foregoing.

3.8 Taxes and Tax Returns.
(a) Seller and Shareholder has duly and timely filed all Tax Returns required to be filed by it on or before the date hereof, and all such Tax Returns are true, correct and complete in all material respects. Seller and Shareholder has duly paid or made provision on such Seller’s and Shareholder’s financial statements, in accordance with GAAP, for the payment of all Taxes of such Seller that have been incurred or are due to any taxing authorities by such Seller and Shareholder. Seller and Shareholder has established reserves on such Seller’s or Shareholder’s financial statements that are adequate for the payment of all Taxes of such Seller not yet due and payable. All amounts required to be paid by Seller and Shareholder as estimated income taxes under Code § 6655, and all comparable provisions of state or local statutes, have been duly paid. Since December 31, 2012, no Seller or Shareholder has incurred any liability for Taxes, other than in the Ordinary Course.
(b) There are no disputes pending in respect of, or claims asserted for, Taxes upon any Seller or Shareholder, nor are there any pending or, to the Seller’s or Shareholder’s Knowledge, threatened audits or investigations or outstanding matters under discussion with any taxing authorities with respect to the payment of Taxes of Seller or Shareholder, nor has any Seller or Shareholder given or been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Taxes for any period. No issues that have been raised by any taxing authority in connection with any Taxes or Tax Returns of any of the Seller or Shareholder are of a recurring nature that would apply to the Taxes or the Tax Returns of the Buyers after the Closing Date. To the Seller’s and Shareholder’s Knowledge, there are no threatened claims or disputes, nor is there any basis for any claims or disputes, for past due Taxes of any of the Seller. No claim against any Seller has ever been made by an authority in a jurisdiction where such Seller does not file Tax Returns.
(c) There are no Liens with respect to Taxes (except for Liens for Taxes, assessments or other governmental charges not yet due) upon any of the Purchased Assets.
(d) To the Seller’s or Shareholder’s Knowledge, there has been withheld or collected from each payment made to each employee of Seller the amount of all Taxes, including, to the extent applicable, federal income Taxes, Federal Insurance Contributions Act Taxes, and state and local income, payroll and wage Taxes, required to be withheld or collected therefrom through the date hereof, and there has been withheld from each payment made by Seller to each other Person the amount of all Taxes, including without limitation, to the extent applicable, sales Taxes, required to be withheld or collected therefrom through the date hereof, and the same have been paid to the proper Tax depositories or collecting authorities by the date hereof or shall be timely paid to the proper Tax authorities thereafter.
3.9 Litigation.
(a) There are no Proceedings that have been commenced by or against any of the Seller or Shareholder or, to the Seller’s and Shareholder’s Knowledge, that have been threatened against or may affect any of the Seller or Shareholder (including its officers, directors, managers or employees in their capacity as such) or any of its properties, assets or operations, or that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated by this Agreement. No event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.
(b) There are no Orders to which any of the Seller or Shareholder or to which any of the assets owned or used by any of the Seller or Shareholder are subject or that may adversely affect any of the Seller or Shareholder (including its officers, directors, managers or employees in their capacity as such) or that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated by this Agreement, or that could affect the enforceability of this Agreement against any of the Seller or Shareholder or impair any of the Seller’s or Shareholder’s ability to consummate the transactions contemplated by this Agreement. To the Seller’s or Shareholder’s Knowledge, no officer, director, manager, agent, or employee of any of the Seller or Shareholder is subject to any Order that prohibits such officer, director, manager, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any of the Seller.
3.10 Governmental Authorizations.
(a) Seller and Shareholder to the Seller’s and Shareholder’s Knowledge has all of the Governmental Authorizations necessary or required for such Seller and Shareholder to lawfully conduct its business as currently conducted and for such Seller and Shareholder to own, lease or use its assets.
(b) To the Seller’s or Shareholder’s Knowledge, Section 3.10(b) of the Disclosure Schedule contains a complete and accurate list of each Purchased Government Authorization. Each of the Purchased Governmental Authorizations is valid and in full force and effect, and all applications required to have been filed for renewal of the Purchased Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to the Purchased Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities. To the Seller’s or Shareholder’s Knowledge, except as described in Section 3.10(b) of the Disclosure Schedule, the Purchased Governmental Authorizations (i) are not subject any restrictions or conditions that would restrict the Business as presently conducted or as presently planned to be conducted; and (ii) are transferable to the Buyers and shall remain in full force and effect immediately subsequent to the Closing without any cost to the Buyers and without any additional restriction or condition, or adverse change, as a result of the transactions contemplated hereby.

3.11 Compliance with Laws. To the Seller’s or Shareholder’s Knowledge, except as set forth on Section 3.11 of the Disclosure Schedules, Seller (i) is, and has been, in compliance with all Legal Requirements applicable to such Seller with respect to the ownership, development, construction, management, use or operation of the Purchased Assets (including the Purchased Real Property and the Improvements located on the Purchased Real Property) or the conduct of the Business as presently or previously conducted,.
3.12 Environmental Matters.
(a) To the Seller’s or Shareholder’s Knowledge, Blue Ridge Printing (i) is, and at all times has been, in compliance with all Environmental Laws, (ii) is not liable under any Environmental Laws for remediation or other costs, (iii) has not received any communication (written or oral) that alleges that it is not, or at any time has not been, in such compliance, or has caused exposure of any Person or the environment to any Hazardous Substance, (iv) has all the Governmental Authorizations required by the Environmental Laws for the conduct of the Business and (v) knows of no facts or circumstances that may prevent or substantially increase the cost of compliance by Buyers with the Environmental Laws.
(b) Section 3.12(b) of the Disclosure Schedule identifies, to Blue Ridge Printing’s Knowledge, all environmental reports, audits or assessments, all occupational health studies, all regulatory inspections reports and correspondence with regulatory authorities in connection with environmental matters, and all documents pertaining to underground and above-ground storage tanks, polychlorinated biphenyls (PCBs), asbestos in buildings or products, off-site disposal or wastes, and environmental consent orders, fines and penalties, in each case, that relate to property or facilities now or formerly owned, leased or operated by Blue Ridge Printing, including the Purchased Real Property and the Improvements (such properties and facilities, the “Facilities”), and all such items have been delivered to the Buyer.
(c) There does not exist, is not occurring and, to Blue Ridge Printing’s Knowledge, has not occurred at any time any presence, generation, storage, treatment, transport, release or disposal of any Hazardous Substance on, in, under, to or from any Facility in violation of any Environmental Law or that may result in any liability or obligation of any of the Seller or the Buyers. Blue Ridge Printing has not caused to occur any presence, generation, storage, treatment, transport, release or disposal of any Hazardous Substance in violation of any Environmental Law or that may result in any liability or obligation of Blue Ridge Printing or the Buyer.
(d) Blue Ridge Printing does not own or operate nor, to Blue Ridge Printing’s Knowledge, has it formerly owned or operated any site that, nor has Blue Ridge Printing sent wastes to a site that, pursuant to CERCLA or any other state or federal law, (i) has been placed on the “National Priorities List,” the “CERCLIS” list or any other state or federal list of sites with suspected or confirmed environmental problems, (ii) is subject to or the source of a claim, administrative order or other request to take removal or remedial action, or other response or corrective action, or to pay money under any Environmental Law or (iii) is otherwise the subject of any federal or state investigation relating to any Environmental Law.
(e) To the Seller’s or Shareholder’s Knowledge, Section 3.12(e) of the Disclosure Schedule identifies (i) all on-site and off-site locations where Blue Ridge Printing has stored, disposed or arranged for the disposal of Hazardous Substances, (ii) all on-site and off-site locations where Blue Ridge Printing has used, stored or disposed of Hazardous Substances, except for storage of cleaning, pest control and office supplies held for use by Blue Ridge Printing in the Ordinary Course, (iii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased or otherwise occupied by Blue Ridge Printing, (iv) all asbestos contained in or forming part of any building, building component, structure or premises owned, leased or otherwise occupied by Blue Ridge Printing and (v) all polychlorinated biphenyls (“PCBs”) used or stored at any property owned, leased or otherwise occupied by Blue Ridge Printing.

3.13 Employee Benefit Plans; ERISA.
(a) Section 3.11 of the Disclosure Schedule lists each employee pension, retirement, profit sharing, bonus, incentive, deferred compensation, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance and other plan, trust, fund, program, policy, contract, arrangement or the like that is a Plan maintained, participated in or contributed to by Blue Ridge Printing or any ERISA Affiliate (each, a “Seller Plan”). In addition, Section 3.11 of the Disclosure Schedule lists each obligation, arrangement, plan or customary practice that is an Other Benefit Obligation maintained, participated in or contributed to by Blue Ridge Printing (“Seller Benefit Obligation”). Section 3.11 of the Disclosure Schedule also lists each ERISA Affiliate. The terms “Seller Plan” and “Seller Benefit Obligation” also include any Plan or Other Benefit Obligation formerly maintained, participated in or contributed to by Blue Ridge Printing, a predecessor of Blue Ridge Printing, or any ERISA Affiliate (including with respect to such a predecessor) or former ERISA Affiliate (including with respect to such a predecessor) if Blue Ridge Printing has any liability with respect thereto.
(b) Neither Blue Ridge Printing nor any ERISA Affiliate has ever participated in any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Neither Blue Ridge Printing nor any ERISA Affiliate is subject to any liability with respect to current or prior participation in, current or prior contributions to or current or prior obligations to contribute to any such multiemployer plan. Neither Blue Ridge Printing nor any ERISA Affiliate has any intent or commitment, whether legally binding or not, to establish, maintain or participate in any plan, fund, program, policy, contract, arrangement, obligation, practice or the like that would, if such intent or commitment had already been carried out, be a Seller Plan or a Seller Benefit Obligation, or to modify or change any Seller Plan or Seller Benefit Obligation that would affect any participant in such Plan or Other Benefit Obligation or any employee or terminated employee of Blue Ridge Printing or any ERISA Affiliate.
(c) With respect to each of the Seller Plans that is intended to be tax-qualified under Section 401 of the Code, a current, effective favorable individual determination letter has been received by such Seller or the ERISA Affiliate with respect to all of the terms of the Plan relevant to the Plan’s qualification. With respect to each of the Seller Plans or Seller Benefit Obligations (or any fund, trust or other funding medium thereunder) for which a ruling, determination letter, or the like is required to obtain the intended tax benefits thereof, such ruling, determination letter or the like has been received and is in effect.
3.14 Employees; Labor Matters.
(a) Section 3.14(a) of the Disclosure Schedule sets forth all current employees of Blue Ridge Printing, identifies which of such employees are on leave of absence, layoff, short-term disability or other similar status, and indicates for each such employee such employee’s job title, current hourly rate of compensation or base salary (as applicable) and bonus structure, accrued vacation and severance pay, as well as such employee’s date of birth and date of hire. There is no contract (i) for the employment of any individual or (ii) relating to the payment of any severance or termination payment or bonus to any employee or former employee of Blue Ridge Printing.
(b) Blue Ridge Printing is not delinquent in payments to any employee of Blue Ridge Printing for any wages, salaries, commissions, bonuses or other compensation for any services performed by them to date or amounts required to be reimbursed to such employees.
(c) To Seller’s and Shareholder’s Knowledge, no employee of Blue Ridge Printing is a party to, or otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or shall affect (i) the performance of his or her duties as an employee of Blue Ridge Printing, (ii) the ability of Blue Ridge Printing to conduct its business or (iii) the ability of such individual to assign to Blue Ridge Printing any rights under any invention, improvement or discovery.
(d) Section 3.14(c) of the Disclosure Schedule specifies the number of employees terminated by Blue Ridge Printing during the 90-day period prior to the date hereof. To Blue Ridge Printing’s Knowledge, no employee of Blue Ridge Printing intends to terminate his or her employment with Blue Ridge Printing.
(e) Blue Ridge Printing has delivered to the Buyer true and complete copies of all personnel, payroll, and employment manuals and policies of Blue Ridge Printing.
(f) There are no loans or other obligations payable or owing by Blue Ridge Printing to any officer, director or employee of Blue Ridge Printing, except salaries, wages, bonuses and salary advances and reimbursement of expenses incurred and accrued in the Ordinary Course. There are no loans or debts payable or owing by any such Persons or their Affiliates to Blue Ridge Printing, nor has Blue Ridge Printing guaranteed any of their respective loans or obligations.
(g) All of the Employees shall remain employees of Blue Ridge Printing to June 24, 2013 at 11:59:59 p.m., at which time, their employment will be terminated.

3.15 Assets.
(a) Seller owns good and valid title to all of the Purchased Assets, whether tangible or intangible, that they purport to own, including all of the assets reflected on the Blue Ridge Printing Interim Balance Sheet (except for assets held under capitalized leases and assets sold since the Balance Sheet Date in the Ordinary Course), but excluding the Purchased Real Property (which is addressed in Section 3.16, free and clear of all the Liens except for the Permitted Liens.
(b) To the Seller’s or Shareholder’s Knowledge, Section 3.15(b) of the Disclosure Schedule lists all of the Purchased Fixed Assets owned by Seller and the location thereof.
(c) To the Seller’s or Shareholder’s Knowledge, Section 3.15(c) of the Disclosure Schedule lists all of the Purchased Assets (other than the Purchased Real Property) that are leased (rather than owned) by Seller. For each such leased asset, Seller has delivered to the Buyer true and complete copies of all leases and other agreements affecting such asset.
(d) To the Seller’s or Shareholder’s Knowledge, each item of tangible personal property included in the Purchased Fixed Assets is in a good state of repair, reasonable wear and tear excepted, is free of any defect, does not require any maintenance and repairs except for routine maintenance and repairs not material in nature or cost and is adequate for use by Seller for its intended purposes.
(e) The Purchased Assets (i) constitute all of the assets used by Blue Ridge Printing in connection with the operation of the Business and (ii) are sufficient for the continued conduct of the Business by the Buyer after the Closing in substantially the same manner as conducted prior to the Closing.
3.16 Real Property.
(a) Section 3.16(a) of the Disclosure Schedule (i) identifies all of the Purchased Real Property, and (ii) indicates which Purchased Real Property is owned, which is leased and which is operated.
(b) Blue Ridge Printing has valid, good and marketable fee simple title to all of the Purchased Real Property shown in Section 3.16(a) of the Disclosure Schedule as being owned by it, free and clear of all Liens other than Permitted Liens. To the Seller’s or Shareholder’s Knowledge, all of the Purchased Real Property is insurable at regular rates by a title insurer reasonably acceptable to the Buyer. Blue Ridge Printing has delivered to the Buyer copies of the deeds and other instruments (as recorded) by which Blue Ridge Property acquired such Purchased Real Property interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of such Seller and relating to such property or interests.
(c) The Purchased Real Property, and the improvements, buildings and structures thereon (the “Improvements”), (i) constitute all of the Real Property used by Blue Ridge Printing in the conduct of the Business, (ii) may continue to be used after the Closing for the operation of the Business as currently operated by Blue Ridge Printing and (iii) to the Seller’s or Shareholder’s Knowledge, comply with all federal, state, or local building, zoning, health, safety, platting, subdivision or other Legal Requirements and any applicable private restrictions. To the Seller’s or Shareholder’s Knowledge, the current and anticipated use of the Purchased Real Property and the Improvements is not a pre-existing, nonconforming use, and no notice of the violation of any such Legal Requirement or private restriction has been received by Blue Ridge Printing.
(d) To Seller’s and Shareholder’s Knowledge, there are no pending, threatened, or contemplated condemnation, expropriation or other Proceedings (nor is there any basis for any such action) affecting the Purchased Real Property, or any part thereof, or of any assessments made or threatened with respect to the Purchased Real Property or any part thereof, or of any sales or other disposition of the Purchased Real Property, or any part thereof, in lieu of condemnation.
(e) Blue Ridge Printing does not own or hold, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Purchased Real Property, or any portion thereof or interest therein.
(f) To the Seller’s or Shareholder’s Knowledge, all of the Improvements are structurally sound and adequately supported by the soils and foundations thereunder and are free from defects, any need for material repairs, deferred maintenance and pest infestation or damage. To the Seller’s or Shareholder’s Knowledge, no Improvement encroaches upon any other Real Property, and there are no encroachments by other buildings or improvements onto the Purchased Real Property. To the Seller’s or Shareholder’s Knowledge, none of the Improvements are located in a flood hazard area, or are prior, nonconforming structures under either the applicable zoning regulations or the applicable building codes.

(g) To the Seller’s or Shareholder’s Knowledge, all of the Purchased Real Property and all of the Improvements are serviced by all necessary and adequate utilities, including water, sewage, gas, electricity and telephone. To the Seller’s or Shareholder’s Knowledge, all water, rail, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Purchased Real Property or the Improvements are installed and operating and are sufficient to enable the Purchased Real Property and all of the Improvements to continue to be used and operated in the manner currently being used and operated, and any so-called hookup fees or other associated charges have been fully paid. To the Seller’s or Shareholder’s Knowledge, each such utility or other service is provided by a public or private utility or service company and enters the Purchased Real Property from an adjacent public street or valid private easement owned by the supplier of such utility or other service. All of the Purchased Real Property is fully accessible by public roads and, to Seller’s Knowledge, no fact or condition exists that would result in the termination of the current access from the Purchased Real Property to any presently existing highways and roads adjoining or situated on the Purchased Real Property. Each Improvement has direct access to a public street adjoining the property on which such Improvement is situated over the driveways and accessways currently being used in connection with the use and operation of such Improvement, and no existing accessway crosses or encroaches upon any property or property interest not owned by Blue Ridge Printing. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Purchased Real Property.
(h) Blue Ridge Printing does not owe any money to any architect, contractor, subcontractor or materialmen for labor or materials performed, rendered or supplied to or in connection with the Purchased Real Property, and there is no construction or other improvement work being done at nor are there any construction or other improvement materials being supplied to the Purchased Real Property.
3.17 Inventory. The Purchased Inventories are in amounts sufficient to conduct the operations of Blue Ridge Printing in the Ordinary Course consistent with past practice.
3.18 Proprietary Rights.
(a) Ownership and Right to Use. Blue Ridge Printing owns, has been granted a license to use or otherwise has the right to use all of the Purchased Proprietary Rights. The Purchased Proprietary Rights constitute all of the Proprietary Rights used by Blue Ridge Printing in the Business. Blue Ridge Printing neither owns nor uses in connection with the Business any registered (i) trademarks, (ii) trade names, (iii) service marks, (iv) patents or (v) copyrights, and no applications by Blue Ridge Printing are pending therefor. As of the date hereof, Blue Ridge Printing has not received any notice of any claim of infringement upon, or conflict with, any trademark, trade name, patent, copyright or other proprietary right of any other Person.
(b) Software. Except as set forth in Section 2.2(g)(ii)) of the Disclosure Schedule, the Purchased Software constitutes all of the Software used by Blue Ridge Printing.
3.19 Insurance.
(a) Section 3.19(a) of the Disclosure Schedule lists all of the insurance policies maintained by Seller for any of the Purchased Assets or the operations of the Business and for each policy indicates the insurer’s name, policy number, expiration date and amount and type of coverage. Seller has delivered to the Buyer true and complete copies of all such policies. Section 3.19(a) of the Disclosure Schedule also describes: (i) any self-insurance arrangement by Seller including any reserves established thereunder; (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by a Seller; and (iii) all obligations of Seller with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.
(b) All insurance policies set forth or required to be set forth in Section 3.19(a) of the Disclosure Schedule are currently in effect and shall continue in full force and effect following consummation of the transactions contemplated hereby. All premiums due and payable on such policies have been paid. No Seller, nor, to the Seller’s Knowledge, any other Person is in breach of its obligations with respect to any such policy. No Seller has received (i) any refusal of coverage or any notice that a defense shall be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or shall not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.
(c) Seller has given notice of all existing claims to the insurer providing coverage. No insurance policy of any Seller provides for any retrospective premium adjustment or other experienced-based liability on the part of the Seller.
(d) All insurance policies set forth in Section 3.19(a) of the Disclosure Schedule, taken together, are sufficient for compliance with all Legal Requirements and provide adequate insurance coverage for the Purchased Assets and the operations of the Business to the Seller’s or Shareholder’s Knowledge.
3.20 Brokers. No broker, finder or other Person is or shall be entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby from the Seller by reason of any action taken by any of the Seller, except for Raymond James & Associates, for which Shareholder shall be solely responsible.
3.21 Full Disclosure.
(a) To the Seller’s or Shareholder’s Knowledge, no statement that relates to any of the Seller or Shareholder contained in this Agreement, the Disclosure Schedule or any Seller Document (including each representation and warranty in this Article III contains any untrue statement of a material fact or omits to state any material fact that was necessary to make such statements, in light of the circumstances in which they were made, not misleading.
(b) To Seller’s and Shareholder’s Knowledge, there are no facts that have specific application to the Seller or Shareholder (other than general economic or industry conditions) that materially adversely affect or, as far as Seller and Shareholder can reasonably foresee, materially threaten, the assets or the business, prospects, financial condition, or results of operations of the Business that has not been set forth in this Agreement or the Disclosure Schedule.

ARTICLE IV
[RESERVED]
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYERS
The Buyers represent and warrant to the Seller and Shareholder as follows:
5.1 Organization. BPR is a corporation, 544 Haywood Rd is a limited liability company, and both entities are duly organized, validly existing and in good standing under the laws of the State of North Carolina.
5.2 Authority; Enforceability. Each Buyer has the absolute and unrestricted legal right, authority, power and capacity to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by such the Buyer in connection herewith (collectively, the “Buyer Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each Buyer, and no other proceedings on the part of such Buyer are necessary to authorize this Agreement or any of the Buyer Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each Buyer and constitutes a legal, valid and binding obligation of such the Buyers, enforceable against it in accordance with its terms. Upon execution and delivery by each Buyer of each Buyer Document to be executed by such Buyer, such Buyer Document shall constitute a legal, valid and binding obligation of such Buyer, in each case enforceable against it in accordance with its terms.
5.3 Consents and Approvals; No Violation.
(a) Except as disclosed in Section 5.3 of the Disclosure Schedule, no Governmental Authorization is required in connection with (i) the execution or delivery by the Buyers of this Agreement or the Buyer Documents, or (ii) the performance of the Buyers’ obligations under this Agreement or the Buyer Documents.
(b) Neither the execution and delivery of this Agreement and the Buyer Documents by the Buyers nor the performance of the Buyers’ obligations hereunder or thereunder shall (with or without notice or lapse of time): (i) contravene, conflict with or result in any violation of any provision of the articles of incorporation or bylaws of any of the Buyers or any resolution adopted by the board of directors of any of the Buyers, or (ii) contravene, conflict with, result in any violation of, or give any Governmental Authority the right to challenge any of the transactions contemplated hereby or to exercise any remedy (including revocation, withdrawal, suspension or modification) or obtain any relief under, any Legal Requirement applicable to the Buyers.
5.4 Litigation. There are no Proceedings commenced against, or, to each Buyer’s Knowledge, threatened against such Buyer that could affect its ability to consummate the transactions contemplated by this Agreement. Each Buyer is not subject to any Order that could affect the enforceability of this Agreement against such Buyer or impair its ability to consummate the transactions contemplated by this Agreement.
5.5 Brokers. No broker, finder or other Person is or shall be entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby from any of the Seller by reason of any action taken by any of the Buyers.

ARTICLE VI
COVENANTS AND AGREEMENTS
6.1 Access to Information.
Between the date hereof and the Closing Date, Blue Ridge Printing shall (i) afford the Buyers, such Buyer’s prospective lenders and their authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records of Blue Ridge Printing and the Purchased Real Property, the Improvements and other assets and facilities owned or used by Blue Ridge Printing (including such access as is necessary to conduct all appraisals, surveys and environmental investigations and sampling such Buyer or its prospective lenders desires to undertake); provided that any such investigation by any of the Buyers shall be conducted in such a manner as not to interfere unreasonably with the normal operations of Blue Ridge Printing, and (ii) cause Blue Ridge Printing officers, agents or other appropriate officials to furnish the Buyers with all internally-prepared financial statements of Blue Ridge Printing promptly upon the preparation thereof and such other financial and operating data (including accountants’ work papers) and other information with respect to the business operations of Blue Ridge Printing as the Buyer may from time to time reasonably request.
6.2 Confidentiality.
(a) Until the Closing Date, the Buyers shall protect, and shall use Commercially Reasonable Efforts to cause its officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors to protect, the confidentiality of all proprietary and confidential information furnished to the Buyers in connection with the transactions contemplated by this Agreement, using the same care and procedures used to protect such Buyer’s own proprietary and confidential information, and each Buyer shall not disclose, and shall use Commercially Reasonable Efforts to cause its officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors not to disclose, such proprietary and confidential information to any other Persons except as may be reasonably necessary in connection with the transactions contemplated hereby or except to the extent (i) such information is or becomes publicly available or obtainable from independent sources and not in breach of the Buyers’ obligations hereunder, (ii) such information is required to be disclosed by a Legal Requirement, (iii) such information was known by such Buyer prior to any disclosure to it by the Seller, or (iv) disclosure is necessary for such Buyer to enforce any or all of its rights under this Agreement. If the transactions contemplated by this Agreement are not consummated, such information, including all analyses, compilations, studies or other documents prepared by or on behalf of each Buyer based on such information, shall be returned to the Seller or destroyed immediately upon the Seller’s request.
(b) From and after the date hereof, the Seller and Shareholder shall not disclose or use, and each of the Seller and Shareholder shall use Commercially Reasonable Efforts to cause its officers, directors, employees, lenders, accountants, representatives, agents and advisors not to disclose or use, any of the Seller’s proprietary and confidential information in connection with or relating to the Business to any other Persons except to the extent (i) such information is or becomes publicly available or obtainable from independent sources and not in breach of the obligations of the Seller hereunder, (ii) such information is required to be disclosed by law or by Governmental Authorities having jurisdiction over such Seller, or (iii) disclosure is necessary for such Seller to enforce any or all of its rights under this Agreement.
6.3 Operation of the Business of the Seller. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, Seller and Shareholder shall (a) conduct its business only in the Ordinary Course, (b) use Commercially Reasonable Efforts to preserve its relationships with customers, suppliers and others with whom such Seller or Shareholder deals, to keep available the services of its officers and employees and to maintain the Purchased Assets in substantially the condition currently existing, (c) confer with the Buyers concerning operational matters of a material nature and (d) otherwise report periodically to the Buyers concerning the Business. Except as otherwise expressly permitted by this Agreement, between the date hereof and the Closing Date, there shall be no change in the terms of any Contracts or other documents included in the Purchased Assets, except as consented to in writing by the Buyers, and Seller shall not take any affirmative action or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.7 is likely to occur.

6.4 Approvals and Consents.
(a) As promptly as practicable after the date of this Agreement, the Seller and Shareholder shall make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, the Seller and Shareholder shall (i) cooperate with the Buyers with respect to all filings that the Buyers elect to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby and (ii) cooperate with the Buyer in obtaining all of the Buyer Consents. The Seller and Shareholder shall use their Commercially Reasonable Efforts to obtain promptly the Seller Consents.
(b) As promptly as practicable after the date of this Agreement, the Buyers shall make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, the Buyers shall cooperate with the Seller with respect to all filings that the Seller are required by Legal Requirements to make in connection with the transactions contemplated hereby and (ii) cooperate with the Seller in obtaining all of the Seller Consents; provided that this Agreement shall not require the Buyers to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.
6.5 Efforts to Satisfy Closing Conditions.
(a) Between the date hereof and the Closing Date, Seller and Shareholder shall (i) use its Commercially Reasonable Efforts to cause the conditions in Article VII to be satisfied on or before the day of Closing provided in Section 2.9; and (ii) not take any action or omit to take any action within its reasonable control to the extent such action or omission might result in a breach of any term or condition of this Agreement or in any representation or warranty contained in this Agreement being inaccurate or incorrect as of the Closing Date.
(b) Subject to the proviso contained in Section 6.4(b), between the date hereof and the Closing Date, each Buyer shall (i) use its Commercially Reasonable Efforts to cause the conditions in Article VII to be satisfied on or before the later of the day of Closing provided in Section 2.9; and (ii) not take any action or omit to take any action within its reasonable control to the extent such action or omission might result in a breach of any term or condition of this Agreement or in any representation or warranty contained in this Agreement being inaccurate or incorrect as of the Closing Date.
6.6 Notification.
(a) Seller. Prior to the Closing Date, Seller and Shareholder shall promptly notify the Buyers in writing if it becomes aware of any fact or condition that (i) causes or constitutes a breach of any representation or warranty set forth in Article III, or (ii) would have caused or constituted a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition (including the addition of a new Section to the Disclosure Schedule), the Seller and Shareholder shall promptly deliver to the Buyers a supplement to the Disclosure Schedule specifying such change. During the same period, the Seller shall promptly notify the Buyers of the occurrence of any breach of any covenant of the Seller or of the occurrence of any event that may make the satisfaction of the conditions set forth in Section 7.1 or 7.3 impossible or unlikely.
(b) Buyer. Prior to the Closing Date, each Buyer shall promptly notify the Seller and Shareholder in writing if it becomes aware of any fact or condition that (i) causes or constitutes a breach of any representation or warranty set forth in Article V, or (ii) would have caused or constituted a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition (including the addition of a new Section to the Disclosure Schedule), the Buyers shall promptly deliver to the Seller a supplement to the Disclosure Schedule specifying such change. During the same period, the Buyers shall promptly notify the Seller of the occurrence of any breach of any covenant of the Buyers or of the occurrence of any event that may make the satisfaction of the conditions in Section 7.1 or 7.2 impossible or unlikely.

6.7 Employees.
(a) Before and after the Closing Date, Blue Ridge Printing shall use Commercially Reasonable Efforts to assist the Buyers in obtaining the employment of those employees of Blue Ridge Printing (the “Seller Employees”) that the Buyers desire to employ, and Blue Ridge Printing shall cooperate with and shall make available to the Buyers, to the extent permitted by applicable Legal Requirements, all information and documents as may be necessary to assist and coordinate the employment by the Buyer of any the Seller Employees.
(b) Effective as of the close of business on the Closing Date, Blue Ridge Printing shall terminate the employment of all of the Seller Employees that the Buyer desires to employ. The Buyers shall offer employment, as of the close of business on the Closing Date, on an at-will basis, to the Seller Employees that the Buyers desire to employ on such terms and with such benefits as the Buyers determine in their absolute discretion.
(c) The parties expressly agree that nothing in this Agreement shall be construed as requiring the Buyers to assume any collective bargaining agreement with respect to any Seller Employees. In addition, nothing in this Agreement, expressed or implied, shall (i) obligate the Buyers to employ any Person currently employed by any of the Seller, to engage any independent contractor currently engaged by any of the Seller or to assume any obligations relating to the employment of any Person as an employee, independent contractor or otherwise; or (ii) confer upon any employee or independent contractor of any of the Seller any right to employment or to continued employment for any specified period, as an employee, independent contractor or otherwise.
6.8 Lien Searches. The Buyers shall promptly, but in any event within ten days after the date of this Agreement, obtain and deliver to the Seller Uniform Commercial Code, tax and judgment lien search results, from the Seller’s jurisdiction of incorporation and each jurisdiction in which the Purchased Assets are located.
6.9 Exclusivity. In recognition of the time that shall be expended and the expense that shall be incurred by the Buyers in connection with the transactions contemplated hereby, until such time, if any, as this Agreement is terminated pursuant to Article IX, each of the Seller and Shareholder shall not, and shall cause its officers, agents, employees and representatives not to, directly or indirectly, (a) encourage, solicit, engage in negotiations or discussions with, or provide information with respect to any inquiry or proposal (an “Acquisition Proposal”) relating to (i) the possible direct or indirect acquisition of all or any portion of the Business, whether through the acquisition of the capital stock or other equity interest of any of the Seller or all or substantially all of the Purchased Assets, or (ii) any business combination with the Seller or (b) discuss or disclose either this Agreement (except as may be required by law, or is necessary in connection with the transactions contemplated hereby, and except to the extent that such information becomes public other than as result of a violation hereof), with any Person other than the Buyers without the prior written approval of the Buyers. Additionally, Seller agrees to promptly notify the Buyers upon receipt of any Acquisition Proposal from any Person.
6.10 Blue Ridge Printing’s Corporate Name. The Seller and Shareholder agree to change the corporate name of Blue Ridge Printing, at its expense, promptly after the Closing Date by filing Articles of Amendment for purposes of amending Blue Ridge Printing’s Articles of Incorporation on file with the Department of the Secretary of State, State of North Carolina, to a name other than the its current corporate name and all derivations thereof. Commencing on the Closing Date the Seller and Shareholder shall cease to use the name current corporate name of Blue Ridge Printing and all derivations thereof in any commercial manner whatsoever, except as may be required to be disclosed by a Legal Requirement.

ARTICLE VII
CLOSING CONDITIONS
7.1 Mutual Conditions. The respective obligations of each party to consummate the transactions required to be taken by it at the Closing shall be subject to the fulfillment of the following conditions:
(a) No party to this Agreement shall be subject on the Closing Date to any Order of a court of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be any Proceeding pending or threatened by any Person other than a party to this Agreement that involves any challenge to, or seeks damages or other relief in connection with, any of the transactions contemplated hereby, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.
(b) No Legal Requirement shall have been adopted or promulgated as of the Closing Date having the effect of making the transactions contemplated herein illegal or otherwise prohibiting consummation of, or making void or voidable, the transactions contemplated herein.
7.2 Buyers’ Conditions. The obligation of the Buyers to consummate the transactions required to be taken by it at the Closing shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Buyer (in whole or in part):
(a) All representations and warranties (individually and collectively) of Seller in this Agreement and all other documents and certificates required to be delivered hereby shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on the date hereof and as of the Closing Date as if made on the Closing Date, but without giving effect to any supplement to the Disclosure Schedule. Seller shall have performed and complied with all covenants, agreements and conditions (individually and collectively) contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.
(b) Seller shall have delivered to the Buyers a certificate certifying the matters set forth in Section 7.2(a) with respect to itself (subject to any supplements to the Disclosure Schedule that are delivered to the Buyers prior to the Closing Date in accordance with Section 6.6(a)).
(c) The Seller shall have delivered to the Buyers the Seller Consents, and such Seller Consent shall be in full force and effect.
(d) The Buyers shall have obtained the Buyer Consents, and each such Buyer Consent shall be in full force and effect.
(e) The Seller shall have delivered each document required to be delivered pursuant to Sections 2.10(a).
(f) [RESERVED]

(g) The Buyers shall have received a certificate from the secretary of Seller certifying (i) that attached thereto is a true and complete copy of such Seller’s articles of incorporation or articles of organization, as applicable, and all amendments thereto, certified by the Secretary of State of such Seller’s jurisdiction of incorporation as of a date not more than 10 Business Days prior to the Closing Date, (ii) that attached thereto is a true and complete copy of the bylaws or operating agreement, as applicable, of such Seller as then in effect, (iii) that attached thereto is a true and complete copy of the resolutions adopted by the board of directors or the managers, as applicable, of such Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (iv) as to the incumbency and signatures of any of such Seller’s officers who shall execute documents at the Closing or who have executed this Agreement.
(h) Seller shall have delivered to the Buyers a certificate of existence of such Seller, dated as of a date not more than 10 Business Days prior to the Closing Date, from the jurisdiction of its incorporation or organization, as applicable, and from each jurisdiction in which it has qualified to do business.
(i) Seller shall have delivered to the Buyers a certificate as to the tax good standing status of such Seller, dated as of a date not more than 10 Business Days prior to the Closing Date, from the jurisdiction of organization of such Seller and from each jurisdiction in which such Seller has qualified to do business.
(j) All of the data for Blue Ridge Printing in Shareholder’s CRC system through date of Closing shall have been migrated into Buyer’s CRC system.
(k) The Buyers shall have delivered to the Seller updates to the Uniform Commercial Code, tax and judgment lien search results previously delivered under Section 6.8, prepared by a nationally recognized search provider, dated as of a date not more than 10 Business Days prior to the Closing Date.
(l) The Buyers shall have received evidence satisfactory to it that prior to or substantially concurrent with the consummation of the transactions contemplated by this Agreement all of the Liens (other than the Permitted Liens) to which any of the Purchased Assets may be subject shall be released and any related filings terminated of record.
(m) The Buyers shall have received: (i) ALTA/ASCM Land Title Surveys, satisfactory in form and substance to the Buyers, of all of the Purchased Real Property and (ii) fully effective title insurance policies (the “Title Policies”) on ALTA form (or in the form of commitments marked effective as policies in accordance with this paragraph) under which the Title Insurer insures fee simple title to the Purchased Real Property. Such Title Policies shall be in the amount of the portion of the Purchase Price allocated to each property insured, shall contain such endorsements as the Buyer may require, must not contain any “general” or “standard” exceptions, and must not be subject to or contain any conditions, requirements or exceptions, except for Permitted Liens. The Seller agree that the portion of the Purchase Price due to the Seller at Closing in accordance with Section 2.8(a) shall be held in escrow by McGuire, Wood & Bissette, P.A. pending recording of the Deeds, and the issuance of the Title Policies to Buyer, at which time it shall be paid as provided herein. The Seller and the Buyer agree to provide instructions to McGuire, Wood & Bissette, P.A. consistent with the requirements of this paragraph.
(n) Since the date of this Agreement, there must not have been commenced or threatened against the Buyers, or against any Person affiliated with the Buyers, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

7.3 Seller’s Conditions. The obligations of the Seller to consummate the transactions required to be taken by them at the Closing shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Seller:
(a) All representations and warranties (individually and collectively) of the Buyers in this Agreement and all other documents and certificates required to be delivered hereby shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on the date hereof and as of the Closing Date as if made on the Closing Date, but without giving effect to any supplement to the Disclosure Schedule. The Buyers shall have performed and complied in all material respects with all covenants, agreements and conditions (individually and collectively) contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.
(b) The Buyers shall have delivered to the Seller a certificate certifying as to the matters set forth in Section 7.3(a) (subject to any supplements to the Disclosure Schedule that are delivered to the Seller prior to the Closing Date in accordance with Section 6.6(b)) executed by its chief executive officer or president.
(c) The Buyers shall have delivered each document required to be delivered and shall have made such payments required pursuant to Sections 2.10(b).
(d) The Seller shall have received from each Buyer a certificate from the secretary of such Buyer certifying (i) that attached thereto is a true and complete copy of the Buyer’s articles of incorporation or articles of organization, as applicable, and all amendments thereto, certified by the Secretary of State of Buyer’s jurisdiction of incorporation, (ii) that attached thereto is a true and correct copy of the bylaws or operating agreement, as applicable, of such Buyer as then in effect, (iii) that attached thereto is a true and complete copy of the resolutions adopted by the board of directors or the managers, as applicable, of such Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (iv) as to the incumbency and signatures of any of such Buyer’s officers who shall execute documents at the Closing or who have executed the Agreement. The Buyers shall have received a certificate from the secretary of Seller certifying (i) that attached thereto is a true and complete copy of such Seller’s articles of incorporation or articles of organization, as applicable, and all amendments thereto, certified by the Secretary of State of such Seller’s jurisdiction of incorporation as of a date not more than 10 Business Days prior to the Closing Date, (ii) that attached thereto is a true and complete copy of the bylaws or operating agreement, as applicable, of such Seller as then in effect, (iii) that attached thereto is a true and complete copy of the resolutions adopted by the board of directors or the managers, as applicable, of such Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (iv) as to the incumbency and signatures of any of such Seller’s officers who shall execute documents at the Closing or who have executed this Agreement.
(e) The Buyers shall have obtained and delivered to the Seller a certificate of existence of the Buyers from the jurisdiction of its incorporation or organization, as applicable.

ARTICLE VIII
INDEMNIFICATION
8.1 Survival; Knowledge. All representations, warranties, covenants and agreements made by any of the Seller, Shareholder and the Buyers in this Agreement, the Disclosure Schedule and the documents to be executed in connection with this Agreement, including the certificates delivered pursuant to Sections 7.2(b) and 7.3(b), shall survive the Closing and, except for those in Sections 3.1, 3.2, 3.3, 3.8, 3.15(a), and 3.16(a) in this Agreement, shall terminate three (3) years after Closing,. No representation or warranty shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the representation or warranty was made, as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or that any representation or warranty is false, in each case, whether before or after the execution and delivery of this Agreement or at the time of Closing.
8.2 Seller’s and Shareholder’s Agreement to Indemnify. Subject to the limitations set forth in this Article VIII, the Seller and Shareholder, jointly and severally, shall indemnify and hold harmless the Buyers and their Affiliates (and the officers, directors, managers, equity holders, employees and agents of each of them) for, and shall pay to such Persons and reimburse such Persons for, any and all Damages arising, directly or indirectly, from or in connection with:
(a) any breach or alleged breach of any representation or warranty of any of the Seller or Shareholder contained in this Agreement, the Disclosure Schedule, any supplement to the Disclosure Schedule or in any certificate or document delivered pursuant to this Agreement, including the certificate delivered pursuant to Section 7.2(b);
(b) any inaccuracy or alleged inaccuracy in any representation or warranty of any of the Seller or Shareholder contained in this Agreement as of the Closing Date, without giving any effect to any supplement to the Disclosure Schedules delivered pursuant to Section 6.6(a), other than any disclosure in any such supplement that causes the condition in Section 7.2(a) not to be satisfied and is expressly identified in the Seller’s or Shareholder’s certificate delivered pursuant to Section 7.2(b) as having caused such condition not to be satisfied;
(c) any breach or alleged breach of any covenant or agreement of any of the Seller or Shareholder contained in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement;
(d) any Liability (including without limitation any Liability that becomes, or is alleged to have become, a liability of the Buyer under any applicable bulk sales law, under any doctrine of de facto merger or successor liability, or otherwise by operation of law);
(e) any violation or alleged violation of any Environmental Law with respect to any of the Seller or with respect to any Facility that first occurs or commences prior to the Closing Date; and
(f) any actual or alleged presence, generation, treatment, storage, disposal, transport, release, threatened release or suspected release of any Hazardous Substance (i) by any of the Seller, (ii) existing or occurring on, in, under, about, to or from any Facility prior to the Closing Date or (iii) existing or occurring, on, in, under, about, to or from any off-site disposal site to which the Seller sent wastes prior to the Closing Date.
8.3 Buyers’ Agreement to Indemnify. Subject to the limitations set forth in this Article VIII, the Buyers, jointly and severally, shall indemnify and hold harmless the Seller, Shareholder and their Affiliates (and the officers, directors, managers, equity holders, employees and agents of each of them) for, and shall pay to such Persons and reimburse such Persons for, any and all Damages arising, directly or indirectly, from or in connection with:
(a) any breach or alleged breach of any representation or warranty of any of the Buyers contained in this Agreement or in any certificate delivered pursuant to this Agreement, including the certificate delivered pursuant to Section 7.3(b);
(b) any inaccuracy or alleged inaccuracy in any representation or warranty of any of the Buyers contained in this Agreement as of the Closing Date, without giving any effect to any supplement to the Disclosure Schedules delivered pursuant to Section 6.6(b), other than any disclosure in a supplement to the Disclosure Schedules that causes the condition in Section 7.3(a) not to be satisfied and is expressly identified in the certificate delivered pursuant to Section 7.3(b) as having caused the condition in Section 7.3(a) not to be satisfied; and
(c) any breach or alleged breach of any covenant or agreement of any of the Buyers contained in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement.

8.4 Limitations on Seller’s and Shareholder’s Indemnity. If the Closing occurs, notwithstanding anything set forth in this Article VIII to the contrary:
(a) The Seller and Shareholder shall have no liability under Section 8.2(a) or 8.2(b) unless and until the aggregate amount of the Damages under such subsections exceeds $25,000 after which the Indemnifying Party shall have obligation to indemnify for the full amount of the Damages without regard to such limitation; provided that the foregoing limitation shall not apply to any breach or alleged breach of any representation or warranty set forth in Section 3.15(a) or 3.16(b), or that, to the Seller’s Knowledge, was inaccurate when made (whether upon execution of this Agreement or at Closing), as to which the Seller shall be liable in full from the first dollar of loss.
(b) No indemnification shall be required by the Seller and Shareholder under Section 8.2(a) or 8.2(b) unless the Seller and Shareholder shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyers on or before the date three years after the Closing Date; provided that with respect to breaches of the representations and warranties set forth in Section 3.8, 3.11, and 3.13, indemnification shall be required if the Seller or Shareholder shall have received notice of the claim prior to the date 30 days after the expiration of the statute of limitations applicable to claims by third parties giving rise to the breach of such representations and warranties; provided further, that the foregoing limitation shall not apply to any breach or alleged breach of any representation or warranty set forth in Section 3.2, 3.15(a), 3.16(b), or 3.20.
(c) The Seller and Shareholder shall have no liability under Section 8.2(a) or 8.2(b) for the amount of Damages under such subsections that is greater than $1,000,000.
8.5 Limitations on Buyer’s Indemnity. If the Closing occurs, notwithstanding anything set forth in this Article VIII to the contrary:
(a) The Buyer shall have no liability under Section 8.3(a) or 8.3(b) unless and until the aggregate amount of the Damages under such subsections exceeds $25,000 after which the Indemnifying Party shall have obligation to indemnify for the full amount of the Damages without regard to such limitation; provided, that the foregoing limitation shall not apply to any breach or alleged breach of any representation or warranty that, to the Buyer’s Knowledge, was inaccurate when made (whether upon execution of this Agreement or Closing), as to which the Buyers shall be liable in full from the first dollar of loss.
(b) No indemnification shall be required by the Buyer under Section 8.3(a) or 8.3(b) unless the Buyers shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Seller on or before the date three years after the Closing Date; provided that the foregoing limitation shall not apply to any breach or alleged breach of any representation or warranty set forth in Section 5.2 or 5.5.
(c) Buyer shall have no liability under Section 8.3(a) or 8.3(b) for the amount of Damages under such subsections that is greater than $1,000,000.

8.6 Procedure for Indemnification – Third-Party Claims.
(a) If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the “Indemnified Party”) shall notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced by the failure to give such notice.
(b) If any Proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 8.6(a), the Indemnifying Party shall, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding, if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense, and by such notice it shall be conclusively established that the Indemnifying Party shall indemnify the Indemnified Party against all claims for indemnification resulting from or relating to such third-party claim as provided in this Article VIII, (ii) the Indemnifying Party provides to the Indemnified Party evidence acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the third-party claim and to fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party conducts the defense of the third-party claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party and (iv) if the Indemnifying Party is a party to the Proceeding, the Indemnifying Party has not determined in good faith that joint representation would be inappropriate. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand, provided that all reasonable out-of-pocket expenses incurred by the Indemnified Party shall be paid by the Indemnifying Party (except as set forth in the preceding sentence). If the Indemnifying Party assumes the defense of a Proceeding, (A) no compromise or settlement of the claims with respect thereto may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (I) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (B) the Indemnified Party shall have no liability with respect to any compromise or settlement of such claims effected without its consent.
(c) If (i) notice is given to the Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, or (ii) an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Agreement, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim; provided that the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the third-party claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party shall remain responsible for any indemnifiable amounts arising from or related to such third-party claim to the fullest extent provided in this Article VIII. The Indemnifying Party may elect to participate in such Proceedings, negotiations or defense at any time at its own expense.
(d) The Seller hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Seller with respect to such a claim anywhere in the world.
(e) With respect to any third-party claim subject to indemnification under this Article VIII, (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such third-party claim and any related Proceedings at all stages thereof if such Person is not represented by its own counsel, and (ii) the parties agree to render (each at its own expense) to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.
(f) With respect to any third-party claim subject to indemnification under this Article VIII, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use Commercially Reasonable Efforts, in respect of any third-party claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Legal Requirements), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any third-party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

8.7 Alleged Breaches. For the purposes of this Article VIII, an “alleged” breach, inaccuracy or violation of a representation, warranty or covenant shall exist only if there is a claim by a third-party against an Indemnified Party alleging facts that, if true, would constitute a breach, violation or inaccuracy of such representation or warranty or covenant.
8.8 Indemnification Procedure – Direct Claims.
(a) If an Indemnified Party shall claim indemnification hereunder for any claim other than a third-party claim, the Indemnified Party shall notify the Indemnifying Party in writing of the basis for such claim setting forth the nature and amount of the damages resulting from such claim. The Indemnifying Party shall give written notice of any disagreement with such claim within 15 days following receipt of the Indemnified Party’s notice of the claim, specifying in reasonable detail the nature and extent of such disagreement. If the Indemnifying Party and the Indemnified Party are unable to resolve any disagreement within 30 days following receipt by the Indemnified Party of the notice referred to in the preceding sentence, the disagreement shall be submitted for resolution to an independent Person (the “Arbitrator”) mutually agreed by the Indemnifying Party and the Indemnified Party. If the Indemnifying Party and the Indemnified Party cannot agree on a single Arbitrator, then the disagreement shall be submitted to an Arbitrator selected in accordance with the Rules of the American Arbitration Association.
(b) Any such arbitration shall be conducted in accordance with the Rules of the American Arbitration Association and shall be held in Asheville, North Carolina or such other location to which the parties to such dispute mutually agree. The determination by the Arbitrator shall be made within 30 days of the submission of the dispute, shall be in accordance with this Agreement, shall be set forth in a written statement delivered to the Indemnifying Party and the Indemnified Party and shall be final, binding and conclusive. Judgment upon the decision rendered by the Arbitrator may be entered in any court having jurisdiction thereof and may include the award of attorneys’ fees and other costs to the extent provided by this Article. The Person who is prevailed against in the resolution of such disagreement shall pay the fees and expenses of the Arbitrator; if one Person does not prevail on all issues, the fees and expenses shall be apportioned in such manner as the Arbitrator shall determine. Any amount owing by any Person as a result of this Section 8.8 shall be paid within two Business Days after final determination of such amount.
(c) The parties agree that (i) the provisions of this Section 8.8 shall not apply to any preliminary or temporary equitable relief sought with respect to breaches of the obligations set forth in Sections 6.2 and 10.6, and (ii) the Arbitrator shall have no power to grant such preliminary or temporary relief with respect to breaches of such obligations.
8.9 Interest. Interest shall accrue on the unpaid amount of all indemnification obligations hereunder at the Prime Rate, such interest to be calculated based on the actual number of days elapsed from the date each indemnification obligation becomes due and owing until paid in full and shall be based on a 365-day year.
8.10 Remedies Not Exclusive. The remedies provided in this Article VIII are not exclusive of and do not limit any other remedies that may be available to any party, but the limitations provided in Sections 8.4 and 8.5 shall apply to any claims based on breaches of representations and warranties.

ARTICLE IX
TERMINATION
9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written consent of the Seller, Shareholder and the Buyers;
(b) by the Seller and Shareholder if all the conditions in Article VII shall have become incapable of fulfillment (other than through the failure of any of the Seller to comply fully with any of their obligations under this Agreement) and such conditions shall not have been waived by the Seller and Shareholder;
(c) by the Buyers, if all of the conditions set forth in Article VII shall have become incapable of fulfillment (other than through the failure of the Buyers to comply fully with any of their obligations under this Agreement) and such conditions shall not have been waived by the Buyers;
(d) by the Seller and Shareholder, if any of the Buyers materially breaches any provision of this Agreement and such breach remains uncured for a period of 10 days after the Buyers receives written notice of such breach;
(e) by the Buyers, if any of the Seller or Shareholder materially breaches any other provision of this Agreement and such breach remains uncured for a period of 10 days after the Seller receives notice of such breach; or
(f) by either the Buyers or the Seller and Shareholder, if the Closing has not taken place on or before June 28, 2013 or such later date agreed to by the parties.
9.2 Procedure and Effect of Termination. In the event of a termination of this Agreement by any party pursuant to Section 9.1:
(a) The terminating party shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto.
(b) All further obligations of the parties shall terminate, except that the obligations in Section 6.2, Article VIII, Section 10.1 and Section 10.6 hereof shall survive. Notwithstanding anything in this Agreement to the contrary, each of the parties to this Agreement shall be entitled to any remedy to which such party may be entitled at law or in equity for the violation or breach by any other party of any agreement, covenant, representation or warranty contained in this Agreement, including pursuing claims under Article VIII, and if any party shall bring an action to enforce this Agreement, the prevailing or successful party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in such action.
(c) All filings, applications and other submissions relating to the transactions contemplated herein shall, to the extent practicable, be withdrawn from the agency or other Person to which made.

ARTICLE X
GENERAL PROVISIONS
10.1 Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, the Buyers shall pay all costs and expenses incurred by the Buyers in connection with this Agreement and the transactions contemplated hereby, and the Seller and Shareholder shall pay all costs and expenses incurred by the Seller and Shareholder in connection with this Agreement and the transactions contemplated hereby, including in each case all fees and expenses of investment bankers, finders, brokers, agents, representatives, consultants, counsel and accountants If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any right arising from a breach of the Agreement by another party.
10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by the party against whom such amendment, modification or supplement is sought to be enforced. Any such writing must refer specifically to this Agreement.
10.3 Waiver of Compliance; Consents. The rights and remedies of the parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.
10.4 [RESERVED]

10.5 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission, or (iii) sent certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a party as shall be specified by like notice):
(a) If to any of the Seller or Shareholder, to:
Champion Industries, Inc.
2450 First Avenue
P.O. Box 2968
Huntington, WV 25728
Attn: Timothy D. Boates, Chief Restructuring Officer
Facsimile: 304-528-2765
Copies to:
Huddleston Bolen LLP
611 Third Avenue
P.O. Box 2185
Huntington, WV 25722-2185
Attn: Thomas J. Murray
Facsimile: 304-522-4312
(b) If to any of the Buyers, to:
BRP Company, Inc.
10 Mountainbrook Rd.
Asheville, NC 28805
Attn: David N. Wilcox
Facsimile: (828) 255-4867
Copies to:
McGuire, Wood & Bissette, P.A.
48 Patton Avenue
Asheville, North Carolina 28801
Attn: Richard A. Kort
Facsimile: 828 252-2438

Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; (y) if sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation, or (z) if sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a Business Day, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by overnight delivery service as set forth herein within five Business Days.

10.6 Publicity. No party hereto shall make any public announcement or similar publicity of the transactions contemplated by this Agreement prior to the Closing without first obtaining the prior written consent of Seller, Shareholder and the Buyers; provided that nothing contained herein shall prohibit any party from making any public announcement if such party determines in good faith, on the advice of legal counsel, that such public disclosure is required by a Legal Requirement so long as such party consults with Seller, Shareholder and the Buyers prior to making such disclosure. From and after the Closing, any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued at such a time and in such a manner as the Buyers determine. The Buyers and Blue Ridge Printing shall consult with each other concerning the means by which Blue Ridge Printing’s employees, customers and suppliers will be informed of the transactions contemplated hereby and the Buyer shall have the right to be present at any such communication.
10.7 Assignment; No Third-Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except as set forth in Section 8.2, this Agreement and its provisions are for the sole benefit of the parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.
10.8 Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of North Carolina, without regard to principles of conflicts of laws.
10.9 Jurisdiction; Service of Process. If any party commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Western District of North Carolina shall have sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the courts of the State of North Carolina in the County of Buncombe shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
10.10 Further Assurances; Records. Subject to the proviso in Section 6.4(b), each Party shall cooperate and take such actions, and execute all such further instruments and documents, at or subsequent to the Closing, as another party or other parties may reasonably request in order to convey title to the Purchased Assets to Buyer and otherwise to effect the terms and purposes of this Agreement. Each party shall provide the other party or parties with access to all relevant documents and other information pertaining to the Purchased Assets that are needed by such other party or parties for the purposes of preparing Tax Returns or responding to an audit by any Governmental Authority or for any other reasonable purpose.
10.11 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.
10.12 Construction. Each party acknowledges that such party and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
10.13 Disclosure Schedule. Each representation, warranty and covenant set forth herein shall have independent significance. Any disclosures in any part of the Disclosure Schedule apply only to the Section of this Agreement to which they expressly relate and not to any other representation, warranty or covenant. In the event of any inconsistency between the statements in the body of this Agreement and those in of the Disclosure Schedule (other than an exception expressly set forth as such in of the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
10.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.
10.16 Entire Agreement. This Agreement, including the Appendices, the Schedules and the Disclosure Schedule, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Appendices, Schedules and the Disclosure Schedule hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the parties and their representatives with respect to the transactions contemplated by this Agreement.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
BRP COMPANY, INC.
By:
Name: Bruce L. Fowler
Title:	President

544 HAYWOOD RD, LLC
By:
Name:	David N. Wilcox
Title:	Manager
BLUE RIDGE PRINTING CO., INC.
By:
Name:	Marshall T. Reynolds
Title:	President
CHAMPION INDUSTRIES, INC.
By:
Name:	Marshall T. Reynolds
Title:	Chief Executive Officer
CHMP LEASING, INC.
By:
Name:
Title:

APPENDIX 1
“Accounts Receivable” means, with respect to a Person, (i) all trade accounts receivable and other rights to payment from customers of such Person and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of such Person, (ii) all other accounts or notes receivable of such Person, including accounts receivable from Affiliates, officers, directors, shareholders, partners, members or managers of such Person and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing.
“Acquisition Proposal” has the meaning set forth in Section 6.9.
“Affiliate” means with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, is controlled by or is under common control with, such Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this agreement, as it may hereafter be amended in accordance with its terms.
“Arbitrator” has the meaning set forth in Section 8.8.
“Balance Sheet Date” has the meaning set forth in Section 3.5.
“Bill of Sale” has the meaning set forth in Section 2.10(a).
“Blue Ridge Printing Financial Statements” has the meaning set forth in Section 3.5.
“Blue Ridge Printing Interim Balance Sheet” has the meaning set forth in Section 3.5.
“Business” has the meaning set forth in the Background Statement of this Agreement.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are generally closed for business.
“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
“Buyer Consent” means (i) any Governmental Authorization set forth or required to be set forth on Section 5.3 of the Disclosure Schedule or (ii) any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) necessary to cure, remedy or waive any default, violation or conflict, or relinquish any rights, set forth or required to be set forth on Section 5.3 of the Disclosure Schedule.

“Buyer Documents” has the meaning set forth in Section 5.2.
“CERCLA” means the federal statute commonly referred to as the Comprehensive Environmental Response, Compensation and Liability Act, as amended.
“Champion Financial Statements” has the meaning set forth in Section 3.5.
“Champion Interim Balance Sheet” has the meaning set forth in Section 3.5.
“Closing” has the meaning set forth in Section 2.9.
“Closing Date” means the date and time as of which the Closing actually takes place.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means the efforts that a prudent business Person would use in similar circumstances to achieve a desired result and as expeditiously as possible; provided that an obligation to use the Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby.
“Contract” means any agreement, contract, obligation, promise or undertaking (whether oral or written and whether express or implied), including but not limited to contracts, agreements, licenses, indentures, deeds of trust, leases and notes.
“Damages” means damages loss, liability, claim, damage, expense (including cost of investigation and reasonable attorneys’ fees) and diminution of value, whether or not involving a third-party claim.
“Deeds” has the meaning set forth in Section 2.10(a).
“Deposits” has the meaning set forth in Section 2.2(i).
“Disclosure Schedule” means the Disclosure Schedule delivered to the Buyer by the Seller concurrently with the execution of this Agreement.
“Effective Time” has the meaning set forth in Section 2.9.

“Environmental Laws” means any Legal Requirement that relates to the generation, storage, handling, discharge, emission, transportation, treatment or disposal of Hazardous Substances or wastes or to the protection of human health and the environment, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and the Hazardous Material Transportation Act, in each case as amended, and the regulations implementing such acts and the state and local equivalent of such acts and regulations, and common law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including all regulations and other authoritative Governmental Authority guidance issue with respect thereto.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that is a member of a group of corporations or of trades or businesses (whether or not incorporated) that along with the Seller are treated as a single employer under and for any of the purposes specified in Section 414(b), (c), (m) or (o) of the Code or that is a member of a controlled group within the meaning of Section 4001(a)(14) of ERISA that includes the Seller.
“Excluded Assets” has the meaning set forth in Section 2.3.
“Excluded Liabilities” has the meaning set forth in Section 2.6(a).
“Facilities” has the meaning set forth in Section 3.12(b).
“Fixed Assets” means, with respect to a Person, all equipment, machinery, furniture and furnishings, fixtures, tools, dies, computer hardware, data processing and telecommunications equipment, office equipment, vehicles and other tangible personal property of every type and kind owned, used or useable by such Person, whether owned or leased, all contract rights (including any express or implied warranties) with respect thereto, and all maintenance records and other documents relating thereto.
“GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, applied on a consistent basis.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through capital stock or otherwise by any of the foregoing.
“Governmental Authorization” means any approval, consent, certificate of need, skilled nursing, assistant living, continuing care or other license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.
“Hazardous Substance” includes each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous or (iii) it is or contains, without limiting the foregoing, petroleum hydrocarbons.
“Improvements” has the meaning set forth in Section 3.16(c).
“Indemnified Party” has the meaning set forth in Section 8.6(a).
“Indemnifying Party” has the meaning set forth in Section 8.6(a).
“Inventories” means, with respect to a Person, all inventories of such Person of finished goods, work in process, raw materials and spare parts and all other materials and supplies to be used, consumed or sold by such Person.

“Knowledge” means the knowledge of the party and of any officer, director or employee of that party (other than Bruce Fowler in his capacity as an officer, director or employee of Blue Ridge Printing, it being the parties’ intent that none of the Seller or the Shareholder shall have any obligation to indemnify the Buyers for any breach or alleged breach of representation or warranty of which Bruce Fowler had actual knowledge or should have known under the following standard), which shall include the actual knowledge of any such Person and the knowledge any such Person should have in the exercise of such Person’s duties with such party or would be expected to have or obtain after reasonable inquiry and includes information available in the books, records and files of such party.
“Legal Requirement” means any statute, law, treaty, rule, regulation, Order, decree, writ, injunction or determination of any arbitrator or court or Governmental Authority and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.
“Liens” means any mortgages, claims, liens, security interests, pledges, escrows, charges, options or other restrictions or encumbrances of any kind or character whatsoever.
“Material Adverse Effect” means an adverse effect in excess of $25,000 individually and in the aggregate for Seller and $25,000 individually and $250,000 in the aggregate for Shareholder on the condition (financial or otherwise), results of operations, business, properties, liabilities or prospects of the Seller’s business.
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental Authority or by any arbitrator.
“Ordinary Course” means an action taken by a Person only if:
(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) or by its shareholders or other owners; and
(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Other Benefit Obligations” means all obligations, arrangements, plans or customary practices, whether or not legally enforceable, to provide benefits, other than salary or wages, as compensation (whether taxable or not) for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, plans or customary practices that are Plans, including, without limitation, consulting agreements, sabbatical and leave policies, severance policies, stock option and other stock compensation plans, fringe benefits within the meaning of Section 132 of the Code and cafeteria plans under Section 125 of the Code.
“Permitted Liens” means (i) the Liens for current Taxes not yet due and payable (provided that, with respect to Real Property, Taxes shall be deemed to refer to ad valorem property taxes only), (ii) with respect to personal property only, the Liens imposed by law, such as the Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the Ordinary Course for sums not constituting borrowed money, that are not overdue (iii) with respect to Real Property only, (A) minor imperfections of title, if any, none of which materially detracts from the value or impairs the present or anticipated use of the Real Property subject thereto, or impairs the present or anticipated operations of the Seller and (B) zoning laws and other land use restrictions that do not impair the present or anticipated use of the Real Property subject thereto.
“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or other legal entity.
“Plan” means an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, an employee pension benefit plan with the meaning of Section 3(2) of ERISA or a plan that is both.
“PCBs” has the meaning set forth in Section 3.12(e).
“Prime Rate” means the per annum rate of interest from time to time by Bank of America, N.A. (or, if such bank discontinues its practice of announcing its prime rate, such other institution approved by the Buyer and the Seller) as its prime rate of interest, in effect from time to time.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Proprietary Rights” means, with respect to a Person, all fictitious names, assumed names, trade names, corporate names or derivatives thereof, trademarks, trademark applications, service marks, service mark applications, brand names, product names, slogans, trade secrets, know-how, patents, patent applications, copyrights, copyright applications, designs, logos, formulas, inventions, product rights or other intangible assets of any nature, whether in use, under development or design, or inactive.
“Purchase Price” has the meaning set forth in Section 2.7.
“Purchased Assets” has the meaning set forth in Section 2.2.
“Purchased Fixed Assets” has the meaning set forth in Section 2.2(a).
“Purchased Governmental Authorizations” has the meaning set forth in Section 2.2(e).
“Purchased Inventories” has the meaning set forth in Section 2.2(d).
“Purchased Proprietary Rights” has the meaning set forth in Section 2.2(f).
“Purchased Real Property” has the meaning set forth in Section 2.2(b).
“Purchased Software” has the meaning set forth in Section 2.2(g).
“Real Property” means, with respect to a Person, all real property owned, leased or operated in whole or in part by such Person.
“Seller” has the meaning set forth in the introductory paragraph of this Agreement.
“Seller Benefit Obligation” has the meaning set forth in Section 3.13(a).

“Seller Consent” means (i) any Governmental Authorization set forth or required to be set forth on Section 3.3 of the Disclosure Schedule or (ii) any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) necessary to cure, remedy or waive any default, violation or conflict, or relinquish any rights, set forth or required to be set forth on Section 3.3 of the Disclosure Schedule.
“Seller Document” has the meaning set forth in Section 3.2.
“Seller Employees” has the meaning set forth in Section 6.7(a).
“Seller Plan” has the meaning set forth in Section 3.13(a).
“Software” means, with respect to a Person, all types of computer software programs owned, licensed, used or usable by such Person, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code versions thereof. The term “Software” also includes all written or electronic materials that explain the structure or use of the Software or that were used in the development of the Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials.
“Taxes” means (i) all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including income, gross receipts, excise, property, sales, use, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes and (ii) any interest, penalties and additions related to the foregoing.
“Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with the Taxes.
“Title Insurer” has the meaning set forth in Section 2.10(a).
“Title Policies” has the meaning set forth in Section 7.2(m).

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